Exhibit 99.3

News Release

CONTACT:

Cameron Golden

Vice President of Investor Relations and Corporate Communications

(404) 407-1984

camerongolden@cousinsproperties.com

COUSINS PROPERTIES COMPLETES OFFERING OF COMMON STOCK,

ANNOUNCES EXERCISE OF OPTION TO PURCHASE ADDITIONAL SHARES

ATLANTA—(BUSINESS WIRE) (August 5, 2013)—Cousins Properties Incorporated (the “Company”) (NYSE: CUZ) today announced the completion of its public offering of 60,000,000 shares of the Company’s common stock, plus an additional 9,000,000 shares of the Company’s common stock issued and sold pursuant to the exercise of the underwriters’ option to purchase additional shares in full, at the public offering price of $10.00 per share.

The net proceeds from the offering, after deducting the underwriting discount and offering expenses, were approximately $661.3 million.

The Company intends to use the net proceeds of the offering to fund a portion of the purchase price (and related transaction expenses) of the previously announced pending acquisition of a 5.3 million square foot Texas office portfolio comprised of Greenway Plaza, a 10-building office complex in Houston, Texas, and 777 Main Street, a Class A office tower in Fort Worth, Texas, for a total purchase price of approximately $1.1 billion. Any remaining proceeds will be used for general corporate purposes, including the redemption of all or a portion of the Company’s Series B Preferred Stock, the acquisition and development of office properties, other opportunistic investments and the repayment of debt.

J.P. Morgan and BofA Merrill Lynch acted as joint-bookrunning managers for the offering.

This offering was made pursuant to a prospectus supplement to the Company’s prospectus dated March 29, 2013, filed as part of the Company’s effective shelf registration statement relating to these securities. This press release shall not constitute an offer to sell or the solicitation of an offer to buy the shares described herein or any other securities, nor shall there be any sale of these shares in any state or other jurisdiction in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of such state or other jurisdiction. The offering may be made only by means of a prospectus supplement and the related prospectus.

A copy of the final prospectus supplement and the base prospectus relating to the shares can be obtained by contacting the underwriters as follows: J.P. Morgan Securities LLC, Attention: Broadridge Financial Solutions, 1155 Long Island Avenue, Edgewood, NY 11717, or by calling 1-866-803-9204, BofA Merrill Lynch, 222 Broadway, New York, NY 10038, Attn: Prospectus Department, or by emailing dg.prospectus_requests@baml.com.

About Cousins Properties Incorporated

Cousins Properties Incorporated is a fully integrated, self-administered and self-managed real estate investment trust (REIT). The Company, based in Atlanta, GA, primarily invests in Class-A office towers located in high growth Sunbelt markets, with a focus on Georgia, Texas and North Carolina.

Forward-Looking Statements

Certain matters discussed in this press release are forward-looking statements within the meaning of the federal securities laws and are subject to uncertainties and risk and actual results may differ materially from projections, including matters related to the commenced public offering and intended use of proceeds. Readers should carefully review the Company’s financial statements and notes thereto, as well as the risk factors described in Part I, Item 1A of the Company’s Annual Report on Form 10-K for the year ended December 31, 2012, the Current Report on Form 8-K filed on July 29, 2013 and other documents the Company files from time to time with the Securities and Exchange Commission. Such forward-looking statements are based on current expectations and speak as of the date of such statements. The Company undertakes no obligation to publicly update or revise any forward-looking statement, whether as a result of future events, new information or otherwise.